Exhibit 3.2

RESTATED
CERTIFICATE OF INCORPORATION
OF MAXXAM INC.

(Pursuant to Section 245 of the
Delaware General Corporation Law)

MAXXAM Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is MAXXAM Inc., which name was changed from MCO Holdings, Inc. on October 6, 1988.

2.           The original Certificate of Incorporation of the corporation was filed with the Secretary of State on August 5, 1955 under the name Cuban American Oil Company.

3.           This Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation of the corporation, as heretofore amended, to read in its entirety as follows:

FIRST:  The name of the corporation is MAXXAM Inc.

SECOND:  Its registered office in the State of Delaware is located at 615 South DuPont Highway, in the City of Dover, County of Kent, 19901.  The name and address of its registered agent is Capitol Services, Inc., 615 South DuPont Highway, Dover, Delaware 19901.

THIRD:  The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To establish and maintain an oil business, and to refine, market, and distribute crude oil, or petroleum and all of its products; to locate, purchase, lease, sublease, develop, or otherwise acquire and sell, mortgage or otherwise dispose of lands containing or believed to contain petroleum, oil or natural gas, or either of them, and to drill or prospect for or produce the same; to purchase, lease, or otherwise acquire, and to sell, mortgage or otherwise dispose of developed or producing oil and gas properties or the products of such oil or gas properties; to purchase, produce, refine, sell and distribute petroleum and all of the products and by-products thereof, to buy, sell or otherwise dispose of, and manufacture all kinds of illuminating, burning and heating oils, and gasoline, naphtha, lubricants, greases, waxes and all other products and by-products of petroleum; to act as broker or agent for others in all of said acts.

To purchase or otherwise acquire or invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, in whole or in part, oil, gas and mineral leases and interests therein, fee lands, mineral interests in lands, mining claims, oil, gas or mineral concessions, applications or options to acquire oil, gas or mineral leases, royalty interests, overriding royalty interests, net profits interests, production payments and any other interest in lands or any interest created by contract or otherwise which entitles the owner or owners thereof to participate in any way in, or obtain any advantage from, the production or sale of oil, gas or other minerals, whether similar or dissimilar.

To prospect for, operate, maintain, improve and develop oil, gas or other similar or dissimilar mineral properties, to mine, explore for oil, gas or other similar or dissimilar minerals by any means, including the drilling of wells or mining for such purposes, and to purchase and sell oil, gas or other similar or dissimilar minerals and all products and by-products thereof.

To enter into, maintain, operate or carry on in any or all of its branches the business of exploring for, producing, developing, mining, processing, refining, treating, handling, marketing or dealing in petroleum, oil, natural gas, asphalt, bituminous rock, sulphur and any and all other minerals, whether similar or dissimilar, and any and all products or by-products which may be derived from such substances, or any of them; and for all or any of such purposes to acquire, own, lease, operate or otherwise deal in or with oil or gas wells, tanks, storage facilities, gathering systems, pipelines, processing plants, mines, samplers, refineries, smelters, crushers, mills, wharves, water craft, aircraft, tank cars, communication systems, machinery, equipment and any and all other kinds and types of real or personal property that may in any wise be deemed necessary, convenient or advisable in connection with the carrying on of such business or any branch thereof.

To engage in the business of drilling, deepening, equipping, cleaning, reconditioning, developing and operating of oil, gas and water wells, both for this corporation and for others.

To transport oil, gas and other similar and dissimilar minerals, as well as any and all refinements and by-products thereof, and also any and all types and kinds of equipment, supplies, materials, machinery, goods, wares, and merchandise and property, and to buy, exchange, construct, contract for, lease and in any and all other ways acquire, take, hold and own any and all required easements, transportation equipment and facilities, including gathering lines and pipelines, and to manage, maintain and operate the same, and to sell, mortgage, lease or otherwise dispose of the same.

To purchase, exchange, appropriate or otherwise acquire, take, hold and own, and to sell, mortgage, lease or otherwise dispose of water rights and water supplies, together with the necessary pipelines, reservoirs, dams, ditches and appurtenances, and to manage, operate, maintain, improve, extend and develop such water rights and supplies.

To buy, exchange, contract for, lease, and in any and all other ways, acquire, take, hold and own, and to deal in, sell, mortgage, lease or otherwise dispose of real property, and rights and interests in and to real property, and to manage, operate, maintain, improve, and develop the same.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with machinery, equipment, pipe, appliances, building materials, goods, wares and merchandise and personal property of every class and description.

To establish and maintain an oil business with authority to contract for the lease and purchase of the right to prospect for, develop and use coal and other minerals, petroleum and gas, also the right to erect, build and own all necessary oil tanks, cars and pipes necessary for the operation of the business of the same.

To establish and maintain a drilling business, with authority to own and operate drilling rigs, machinery, tools and apparatus necessary in the boring, or otherwise sinking of wells in the production of oil, gas or water, or either, and the purchase and sale of such goods, wares and merchandise used for such business.

To store, transport, buy and sell oil, gas, salt, brine, other mineral solutions and liquefied minerals; also sand and clay for the manufacture and sale of clay products.

To search, prospect and explore for minerals, metals, ores, coal, stone, petroleum, gas, timber and any other useful or valuable elements, substances or products; to acquire, own, develop and exploit rights, claims and interests in lands and the products thereof; to acquire, own, maintain, develop, improve, manage, work and operate mines, pits, quarries, collieries, timberlands and properties of all kinds, and any articles, materials, machinery, equipment and property used therefor or in connection therewith.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, foreign or domestic, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH:  The total number of shares of all classes of stock which the corporation shall have authority to issue is 15,500,000 (fifteen million, five hundred thousand) shares, consisting of:

(a)            2,500,000 (two million, five hundred thousand) shares of the par value of $.50 per share, which shall be designated Preferred Stock; and

(b)           13,000,000 (thirteen million) shares of the par value of $.50 per share, which shall be designated Common Stock.

A.           Statement of Preferences, Limitations and Relative Rights in Respect of Shares of Preferred Stock and Authority of Board of Directors to Fix Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Thereof Not Fixed Hereby.

Shares of Preferred Stock may be issued from time to time in one or more classes or one or more series within any class thereof, as may be determined from time to time by the Board of Directors, each of said classes and series to be distinctly designated.  All shares of any one series of Preferred Stock shall be alike in every particular.  The voting rights, if any, of each such class and series and the preferences and relative, participating, optional and other special rights of each such class and series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding; and, subject to the provisions of Section C of this Article FOURTH, the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock, the voting powers, if any, of stock of such class or series and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such class or series within such class, including, but without limiting the generality of the foregoing, the following:

(a)           The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such class or series shall be paid;

(b)           The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of other classes or series of stock of the corporation and the terms and conditions of such conversion or exchange;

(c)           The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such class or series may be redeemed;

(d)           The rights of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up, of the corporation;

(e)           The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series;

(f)           The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such class or series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; and

(g)           The voting powers, if any, of the holders of such class or series of Preferred Stock which may, without limiting the generality of the foregoing, include (i) the right to more or less than one vote per share on any or all matters voted upon by the stockholders and (ii) the right, voting as a class or series by itself or together with other classes or series of Preferred Stock or all classes and series of Preferred Stock as a class, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more classes or series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B.           Statement of Limitations, Relative Rights and Powers in Respect of Shares of Common Stock.

1.           After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Section A of this Article FOURTH) shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Section A of this Article FOURTH), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2.           After distribution in full of the preferential amount to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up, of the corporation, the holders of the Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Section A of this Article FOURTH), be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3.           Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Section A of this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of stock held by him on all matters voted upon by stockholders.

C.           Other Provisions.

1.           No holder of shares of any class or series of stock of the corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of any stock of any class, series or kind whatsoever, or to subscribe for or purchase securities convertible into stock of any class, series or kind whatsoever, whether now or hereafter authorized, and whether issued for cash, property or services or by way of dividends or otherwise.

2.           The powers and rights of the holders of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock.  The relative powers, preferences and rights of each class or series of Preferred Stock in relation to powers, preferences and rights of each other class or series of Preferred Stock shall, in each case, be as fixed from time to time by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Section A of this Article FOURTH, and the consent, by class or series vote or otherwise, of the holders of such of the classes or series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other classes or series of Preferred Stock whether or not the powers, preferences and rights of such other classes or series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding classes or series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any classes or series of Preferred Stock adopted pursuant to Section A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such classes or series voting thereon shall be required for the issuance of any or all other classes or series of Preferred Stock.

3.           Subject to the provisions of Paragraph 2 of Section C of this Article FOURTH, shares of any class or series of Preferred Stock may be authorized or issued, in aggregate amounts not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation, from time to time as the Board of Directors of the corporation shall determine and for such consideration as shall be fixed by the Board of Directors.

4.           Shares of Common Stock, in an aggregate amount not exceeding the total number of shares of Common Stock authorized in this Certificate of Incorporation, may be issued from time to time as the Board of Directors of the corporation shall determine and for such consideration as shall be fixed by the Board of Directors.

5.           The authorized number of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon.

6.           Pursuant to the authority expressly granted to and vested in the Board of Directors of the corporation by the provisions of its Certificate of Incorporation, as amended, the Board of Directors of the corporation hereby creates a class of Preferred Stock of the corporation to consist of 1,500,000 shares of Preferred Stock, $.50 par value per share, which the corporation now has authority to issue, and the Board of Directors of the corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such class of Preferred Stock (in addition to the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the corporation which are applicable to Preferred Stock of all classes and series) as follows:

1.           Designation and Number.  The distinctive designation of the class shall be Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (hereinafter, “Class A Preferred Stock”); the number of shares of Class A Preferred Stock which the corporation is authorized to issue shall be 1,500,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the corporation.

2.           Definitions.  For purposes of this resolution, the following terms shall have the meanings indicated.

(a)           The term “Senior Stock” means all those classes and series of preferred or special stock and all those classes and series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended), shall designate the special rights and limitations of each such class or series of preferred or special stock or class or series of Preferred Stock, shall be senior to Class A Preferred Stock with respect to the preferential rights of the holders of Class A Preferred Stock to receive dividends or to participate in the assets of the corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the corporation.

(b)           The term “Parity Stock” means all those classes and series of preferred or special stock and all those classes and series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended), shall designate the special rights and limitations of each such class or series of preferred or special stock or class or series of Preferred Stock, shall be on a parity with Class A Preferred Stock with respect to the preferential rights of the holders of Class A Preferred Stock to receive dividends and to participate in the assets of the corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the corporation.

(c)           The term “Junior Stock” means

(i)           Common Stock which is, and

(ii)           all those classes and series of preferred or special stock and all those classes and series of Preferred Stock which, by the terms of the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended), shall designate the special rights and limitations of each such class or series of preferred or special stock or class or series of Preferred Stock, shall be subordinate to Class A Preferred Stock with respect to the preferential rights of the holders of Class A Preferred Stock to receive dividends and to participate in the assets of the corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the corporation.

(d)           The term “Fiscal Year” means the annual period commencing on January 1 and ending on December 31 of each calendar year.

3.           Dividends.

(a)           Subject to the prior rights of the holders of Senior Stock, if any, the holders of Class A Preferred Stock, in preference to the holders of Junior Stock, shall be entitled, in conjunction with any provision then being made for the holders of Parity Stock, if any, to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation lawfully available for the payment of dividends, preferential cash dividends in the amount of $.05 per share in respect of each Fiscal Year (the “Preferential Amount”), payable annually or at such intervals during any Fiscal Year as the Board of Directors may, from time to time, determine; provided, that the preferential cash dividend, if any, on shares of Class A Preferred Stock in respect of the Fiscal Year ending December 31, 1981, shall be in an amount per share (computed to the nearest whole cent) determined by multiplying $.05 by a fraction, the numerator of which is the number of days from the date of the initial issuance of shares of Class A Preferred Stock to December 31, 1981, and the denominator of which is 365.  Each preferential cash dividend payment shall be paid to the holders of shares of Class A Preferred Stock of record on the date fixed for that purpose by the Board of Directors in advance of such payment.  Any preferential cash dividend declared on the Class A Preferred Stock shall be deemed to have been declared in respect of the Fiscal Year in which such dividend is payable.  Dividends on Class A Preferred Stock as provided in this Section 3(a) shall not be cumulative, and no right shall accrue to the holders of Class A Preferred Stock by reason of the fact that such dividends are not declared in respect of any prior Fiscal Year or Fiscal Years.

(b)           So long as any Class A Preferred Stock is outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Stock, other than a dividend or distribution payable in Junior Stock or in rights or warrants (which expire not later than 45 days after the record date fixed for the issuance thereof) to subscribe for or to purchase Junior Stock, unless cash dividends on the Class A Preferred Stock in an amount not less than the Preferential Amount in respect of the then current Fiscal Year shall have been paid or declared and a sum sufficient for the payment thereof set apart.

(c)           In addition to the preferential cash dividends provided for in Section 3(a) hereof, the holders of Class A Preferred Stock shall, except as hereinafter provided in this Section 3(c) and in Sections 3(d) and 3(e) hereof, be entitled to participate, on a share for share basis, with the holders of Common Stock in all dividends and other distributions whenever any dividend or distribution is declared on the Common Stock in respect of any Fiscal Year.  If and whenever the corporation shall declare any dividend or distribution on the Common Stock in respect of any Fiscal Year (other than cash dividends to the extent not exceeding $.05 per share in respect of such Fiscal Year, or any dividend or distribution payable in shares of Common Stock (as provided for in Section 3 (d) hereof or in warrants or other rights (which expire not later than 45 days after the record date fixed for the issuance thereof) to subscribe for or to purchase Common Stock (as provided for in Section 3(e) hereof)), the corporation shall, concurrently with the declaration of such dividend or distribution on the Common Stock, declare a dividend or distribution, as the case may be, in an equal amount per share (except to the extent that cash dividends declared theretofore on the Common Stock do not exceed $.05 in respect of such Fiscal Year) on Class A Preferred Stock. Any dividend or distribution payable to the holders of Class A Preferred Stock pursuant to this Section 3(c) shall be paid to the holders of Class A Preferred Stock at the same time as the dividend or distribution on the Common Stock by which it is measured is paid.  Any dividend or other distribution declared on the Common Stock shall be deemed to have been declared in respect of the Fiscal Year in which such dividend or other distribution is payable.

(d)           If and whenever the corporation shall declare any dividend or distribution on Common Stock payable in shares of Common Stock, the corporation shall, concurrently with the declaration of such dividend or distribution on the Common Stock, declare an identical dividend or distribution, as the case may be, on the Class A Preferred Stock, except that the dividend or distribution declared on the Class A Preferred Stock shall be a dividend or distribution payable in shares of Class A Preferred Stock.  The terms of any such dividend or distribution declared on the Class A Preferred Stock shall be identical to the terms of any such dividend or distribution declared on the Common Stock, except that the dividend or distribution declared on the Class A Preferred Stock shall be payable in shares of Class A Preferred Stock.  Without limiting the generality of the foregoing, whenever any such dividends or distributions payable in shares of Common Stock and Class A Preferred Stock are declared on the Common Stock and Class A Preferred Stock, respectively, (i) the number of shares payable in respect of the dividend or distribution on the Common Stock and the dividend or distribution on the Class A Preferred Stock shall be the same in respect of each outstanding share of Common Stock and Class A Preferred Stock, and (ii) the record and payment dates, respectively, in respect of the dividend or distribution on the Common Stock and the dividend or distribution on the Class A Preferred Stock shall be the same.

(e)           If and whenever the corporation shall grant rights or warrants to the holders of Common Stock, as such, entitling them (for a period of not more than 45 days after the record date fixed for the issuance of such rights or warrants) to subscribe for or to purchase shares of Common Stock, the corporation shall, concurrently with the granting of such rights or warrants to the holders of Common Stock, grant to the holders of Class A Preferred Stock identical rights or warrants, except that the rights or warrants granted to the holders of Class A

Preferred Stock shall be rights or warrants to subscribe for or to purchase shares of Class A Preferred Stock.  The terms and provisions of any such rights or warrants granted to the holders of Class A Preferred Stock shall be identical to the terms and provisions of any such rights or warrants granted to the holders of Common Stock, except that the rights or warrants granted to the holders of Class A Preferred Stock shall be rights and warrants to subscribe for or to purchase Class A Preferred Stock.  Without limiting the generality of the foregoing, whenever any such rights or warrants to subscribe for or to purchase shares of Common Stock and Class A Preferred Stock are granted to holders of Common Stock and Class A Preferred Stock, respectively, (i) the number of such rights or warrants granted in respect of each outstanding share of Common Stock and Class A Preferred Stock shall be identical, (ii) the number of shares of Common Stock and Class A Preferred Stock purchasable upon exercise of each such right or warrant granted to the respective holders of Common Stock and Class A Preferred Stock shall be identical, and (iii) the price per share of Common Stock and Class A Preferred Stock purchasable upon exercise of such rights or warrants granted to the respective holders of Common Stock and Class A Preferred Stock shall be identical.

(f)           The corporation shall not subdivide or combine its outstanding shares of Common Stock unless, concurrently therewith, the corporation shall make a proportionate subdivision or combination of its outstanding shares of Class A Preferred Stock.

4.           Liquidation.

(a)           The Class A Preferred Stock shall be preferred as to assets over the Junior Stock so that, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Class A Preferred Stock shall be entitled, in conjunction with any provision then being made for the holders of Parity Stock, if any, to have set apart for them or to be paid out of the assets of the corporation, after provision for the holders of Senior Stock, if any, but before any distribution is made to or set apart for the holders of Junior Stock, a preferential amount in cash equal to $.75 per share of Class A Preferred Stock.  If, upon any such liquidation, dissolution or winding-up of the corporation, the assets of the corporation available for distribution to the holders of its stock shall, after provision for the holders of Senior Stock, if any, be insufficient to permit the distribution in full of the preferential amounts receivable as aforesaid by the holders of Class A Preferred Stock and the preferential amounts receivable by the holders of Parity Stock, if any, then all such assets of the corporation shall be distributed ratably among the holders of Class A Preferred Stock and the holders of Parity Stock, if any, in proportion to the preferential amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid.  Neither the consolidation nor merger of the corporation with or into any other corporation, nor the sale, lease or transfer by the corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the corporation for the purposes of this Section 4.

(b)           In addition to the preference as to assets provided for in Section 4(a) hereof, the holders of Class A Preferred Stock shall be entitled to participate, on a share for share basis, with the holders of Common Stock in all assets of the corporation available for distribution in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the corporation whenever any such distribution is made to the holders of Common Stock.  If and whenever the corporation shall make a distribution in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the corporation to the holders of Common Stock, the corporation shall, concurrently with the making of such distribution to the holders of Common Stock, make a distribution in an equal amount per share to the holders of Class A Preferred Stock.  Any distribution payable to the holders of Class A Preferred Stock pursuant to this Section 4(b) shall be paid to the holders of Class A Preferred Stock at the same time as the distribution on the Common Stock by which it is measured is paid.

5.           Conversion.  The holders of shares of Class A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the corporation any time subsequent to the earlier of (i) September 15, 1986, and (ii) the effective date of any reclassification or change of outstanding shares of Common Stock, consolidation, merger, sale or conveyance of the character referred to in Section 5(c) hereof, subject to the following terms and conditions:

(a)           The shares of Class A Preferred Stock shall be convertible at the office of any transfer agent of the corporation (or at such other office or offices, if any, as the Board of Directors may designate) into fully paid and non-assessable shares of Common Stock of the corporation, at the rate of one (1) share of Common Stock for each share of Class A Preferred Stock.  Upon any conversion, no adjustment shall be made for dividends on the shares of Class A Preferred Stock surrendered for conversion or for dividends on the shares of Common Stock issued upon such conversion.

(b)           In order to convert shares of Class A Preferred Stock into Common Stock the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates for Class A Preferred Stock so to be converted and give written notice to the corporation at said office that the holder elects to convert said Class A Preferred Stock, or a stated number of shares thereof, in accordance with the provisions of this Section 5.  Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued.  As promptly as practicable after the surrender for conversion of any Class A Preferred Stock pursuant to the provisions of this Section 5, the corporation shall deliver or cause to be delivered to or upon the written order of the holder of such Class A Preferred Stock one or more certificates representing the number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct, together with, if the certificate(s) surrendered evidence a greater number of shares of Class A Preferred Stock than the number of shares to be converted, one or more certificates evidencing the shares of Class A Preferred Stock not to be converted.  Each such conversion shall be deemed to have been made immediately prior to the close of business on the day of surrender of the Class A Preferred Stock for conversion, and all rights of the converting holder as a holder of the shares of Class A Preferred Stock surrendered for conversion shall cease at such time and the person or persons in whose name or names the certificate(s) for the shares of Common Stock issuable upon conversion are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time.

(c)           In case any of the following shall occur: (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or (ii) any consolidation or merger to which the corporation is a party (other than a merger in which the corporation is the surviving corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock); or (iii) any sale or conveyance of the property of the corporation as an entirety or substantially as an entirety, then, in each such case, effective provision shall be made whereby the holders of the Class A Preferred Stock then outstanding shall have the right to convert such Class A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable (or which would then be issuable if the Class A Preferred Stock were convertible into Common Stock at such time) upon conversion of such Class A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.  The above provisions of this Section 5(c) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

(d)           The corporation shall at all times reserve and keep available, for the purpose of effecting the conversion of the shares of Class A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Class A Preferred Stock then outstanding.

(e)           The corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Class A Preferred Stock pursuant hereto.  The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

(f)           For the purpose of this Section 5, the term “Common Stock” shall mean the corporation’s Common Stock authorized on the date of the original issue of the Class A Preferred Stock or, in the case of any reclassification or change of outstanding shares of Common Stock, consolidation, merger, sale or conveyance of the character referred to in Section 5(c) hereof, the stock, securities or property provided for in such Section 5(c).

6.           Voting Rights.  Except as otherwise provided in the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended) or by law, each holder of Class A Preferred Stock shall have ten (10) votes in respect of each share of Class A Preferred Stock held by him as to all matters voted upon by the stockholders of this corporation and shall vote together with the holders of the Common Stock and together with the holders of any other classes or series of Preferred Stock who are entitled to vote in such manner and the holders of any other class or series of stock who are entitled to vote in such manner, and not as a separate class.

7.           General.

(a)           If any other class or series of preferred or special stock or class or series of Preferred Stock, whether ranking prior to or on a parity with or junior to Class A Preferred Stock as to dividends or in liquidation, shall be created, either by or pursuant to authority granted in the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended), nothing in this resolution contained shall prevent the holders of any such other class or series of preferred or special stock or class or series of Preferred Stock from being given any powers, preferences and relative, participating, optional and other special rights authorized by law and the Certificate of Incorporation (as the same has heretofore been or may hereafter be amended).

(b)           The section headings contained in this resolution are for reference purposes only and shall not affect in any way the meaning of this resolution.

7.           Pursuant to authority vested in the Board of Directors of the corporation in accordance with the provisions of this Restated Certificate of Incorporation, the Board of Directors on November 29, 1989, adopted resolutions creating a series of 90,000 shares of Preferred Stock designated as Class B Junior Participating Preferred Stock with the following preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions:

SECTION 1.     Designation and Number.  The distinctive designation of the series of Preferred Stock created shall be “Class B Junior Participating Preferred Stock” and the number of shares constituting such series shall be 90,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the corporation.

SECTION 2.     Dividends and Distributions.  Out of the surplus or net profits of the corporation legally available for the payment of dividends, the holders of shares of Class B Junior Participating Preferred Stock shall be entitled to receive, when and as such dividends may be declared by the Board of Directors, quarterly dividends payable in cash on the tenth days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.50 per share, of the corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class B Junior Participating Preferred Stock.  In the event the corporation shall at any time after November 29, 1989 (the “Rights Declaration Date”) (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a small number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Class B Junior Participating Preferred Stock shall have been entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that shall have been outstanding immediately prior to such event.  Dividends payable upon the shares of Class B Junior Participating Preferred Stock shall not be cumulative, and no right shall accrue to the holders of Class B Junior Participating Preferred Stock by reason of the fact that such dividends are not declared in respect of any prior Quarterly Dividend Payment Date.

SECTION 3.    Distributions to Holders of Class B Junior Participating Preferred Stock and Common Stock.  Out of any surplus or net profits of the corporation legally available for dividends remaining after full dividends upon any series of Preferred Stock ranking senior to Class B Junior Participating Preferred Stock shall have been paid in accordance with the terms of such series of Preferred Stock and after the corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required to be set aside in respect of any sinking fund or purchase fund with respect to any series of Preferred Stock ranking senior to Class B Junior Participating Preferred Stock then outstanding and entitled to the benefit of a sinking fund or purchase fund, and after the corporation shall have made provision for compliance in respect of the current sinking fund or purchase fund period for any series of Preferred Stock, then and not otherwise the holders of Class B Junior Participating Preferred Stock shall be entitled to or may receive dividends and redemption payments as provided herein.  Out of any surplus or net profits of the corporation legally available for dividends remaining after full dividends upon the shares of Class B Junior Participating Preferred Stock then outstanding shall have been paid through the preceding Quarterly Dividend Payment Date, and after the corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required (if any) to be set aside or applied in respect of any redemption payments in respect of shares of Class B Junior Participating Preferred Stock, then and not otherwise, the holders of Common Stock and of any series of Preferred Stock ranking subordinate to Class B Junior Participating Preferred Stock shall, subject to the rights of any other series of Preferred Stock then outstanding, to Section 2 hereof and to the provisions of the Restated Certificate of Incorporation, be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

SECTION 4.     Voting.  (A) Holders of shares of Class B Junior Participating Preferred Stock shall be entitled to 100 votes for each share of stock held.  In the event the corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a small number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number of votes by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.  Except as provided in this Section 4 and except as may be required by applicable law, holders of shares of Class B Junior Participating Preferred Stock shall vote with the Common Stock on all matters required to be submitted to holders of Common Stock and shall not be entitled to vote as a separate class with respect to any matter.

(B)           So long as any shares of Class B Junior Participating Preferred Stock shall be outstanding, the corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Class B Junior Participating Preferred Stock at the time outstanding (or such greater percentage as may be required under applicable law), acting as a single class, alter or change the powers, preferences or rights given to the Class B Junior Participating Preferred Stock by the Certificate of Incorporation so as to affect such powers, preferences or rights adversely.

(C)           Except as set forth herein or as otherwise required by law, holders of Class B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 5.     Reacquired Shares.  Any shares of Class B Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

SECTION 6.     Liquidation Rights.  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation (“Liquidation”), the holders of shares of Class B Junior Participating Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its stockholders, before any payment or distribution shall be made on the shares of any series of Preferred Stock subordinate to Class B Junior Participating Preferred Stock as to assets in the event of any Liquidation (“Junior Series”) or on the Common Stock, the amount of $75.00 per share (the “Class B Liquidation Preference”).

(B)           The shares of Class B Junior Participating Preferred Stock shall be subordinate to any other series of Preferred Stock (including the Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share (the “Class A Preferred Stock”), as provided for under Section 9 hereof), unless the provisions of such other series provide otherwise, and shall be preferred over the Common Stock, as to assets in the event of any Liquidation.  In the event of any Liquidation, the holders of the shares of Class B Junior Participating Preferred Stock shall be entitled to receive, out of the assets of the corporation available for distribution to its stockholders (after payment in full of all amounts payable in respect of any series of Preferred Stock ranking senior to Class B Junior Participating Preferred Stock), an amount determined as provided in paragraph (A) of this Section 6 for every share of Class B Junior Participating Preferred Stock before any distribution of assets shall be made to the holders of any Junior Series or to the holders of the Common Stock.  If, in the event of any Liquidation, the holders of the Class B Junior Participating Preferred Stock shall have received all the amounts to which they shall be entitled in accordance with the terms of paragraph (A) of this Section 6, no additional distributions shall be made to the holders of shares of Class B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Class B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) being referred to herein as the “Adjustment Number”).  Following the payment of the full amount of the Common Adjustment in respect of all outstanding shares of Common Stock, holders of Class B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed to the holders of Class B Junior Participating Preferred Stock and Common Stock in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.  If, upon any Liquidation, the amounts payable on or with respect to Class B Junior Participating Preferred Stock and any series of Preferred Stock ranking on a parity with Class B Junior Participating Preferred Stock are not paid in full, the holders of shares of such Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such Preferred Stock were paid in full.

(C)           In the event the corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such  case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(D)           Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the corporation nor the merger or consolidation of the corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the corporation shall be deemed to be a Liquidation for the purposes of this Section 6.

SECTION 7.     Consolidation, Merger, etc.  In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock shall be exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Class B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the corporation shall at any time after the Rights Declaration Date (i) pay any dividend in Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine  the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8.     Optional Redemption.  (A)  The corporation shall have the option to redeem shares of Class B Junior Participating Preferred Stock in whole or in part at any time at a redemption price per share equal to, subject to the provision for adjustment hereinafter set forth, 100 times the “current per share market price,” as hereinafter defined, of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption.  In the event the corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a small number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Class B Junior Participating Preferred Stock shall be otherwise entitled immediately prior to such event under the immediately preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.  The “current per share market price” on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date.  The closing price for each day shall be the last sale price, regular way, or, in case no such sale shall take place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock shall be listed or admitted to trading or, if the Common Stock shall not be listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or such other system then in use or, if on any such date the Common Stock shall not be quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the corporation or, if on such date no such market maker shall be making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the corporation.  The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock shall be listed or admitted to trading shall be open for the transaction of business or, if the Common Stock shall not be listed or admitted to trading on any national securities exchange, any day on which trading takes place in the over-the-counter market and prices reflecting such trading are reported by NASDAQ or such other system then in use or, if the shares of Common Stock are not quoted by any such organization, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York shall not be authorized or obligated by law or executive order to close.

(B)           Notice of any such redemption shall be given by mailing to the holders of the Class B Junior Participating Preferred Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the corporation.  Any notice which shall be mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder shall have received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Class B Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Class B Junior Participating Preferred Stock.

(C)           If less than all the outstanding shares of the Class B Junior Participating Preferred Stock are to be redeemed by the corporation, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata or in such fair and equitable other manner as may be prescribed by resolution of the Board of Directors.

(D)           The notice of redemption to each holder of Class B Junior Participating Preferred Stock shall specify (a) the number of shares of Class B Junior Participating Preferred Stock of such holder to be redeemed, (b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

(E)           If any such notice of redemption shall have been duly given or if the corporation shall have given to the bank or trust company hereinafter referred to irrevocable written  authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the corporation with the bank or trust company designated in such notice, doing business in the United States of America and having a capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Class B Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding, all rights with respect to such shares shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest.  In case less than all the shares represented by any surrendered certificate shall be redeemed, a new certificate shall be issued representing the unredeemed shares.  Any interest accrued on such funds so deposited shall be paid to the corporation from time to time.  Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the corporation, after which the holders of shares of Class B Junior Participating Preferred Stock called for redemption shall look only to the corporation for payment thereof; provided, however, that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the corporation forthwith.

SECTION 9.     Ranking.  The Class B Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.  Notwithstanding anything to the contrary, the Class B Junior Participating Preferred Stock shall rank junior to the Class A Preferred Stock.

SECTION 10.   Fractional Shares.  Class B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class B Junior Participating Preferred Stock.

FIFTH:  The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

SIXTH:  The corporation is to have perpetual existence.

SEVENTH:  The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is, subject to the provisions of other Articles of this Certificate of Incorporation, expressly authorized:

To make, alter or repeal the By-Laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of that corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

NINTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be and also on this corporation.

TENTH:  Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.  Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ELEVENTH:  Subject to the provisions of other Articles of this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:

(a)           This corporation shall, to the fullest extent permitted by Delaware law, as in effect from time to time (but, in the case of any amendment of the Delaware General Corporation Law, only to the extent that such amendment permits this corporation to provide broader indemnification rights than said law permitted this corporation to provide prior to such amendment), indemnify each person who is or was a director or officer of this corporation or of any of its wholly-owned subsidiaries at any time on or after August 1, 1988, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or was or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of this corporation or of any of its wholly-owned subsidiaries, or is or was at any time serving, at the request of this corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, excise taxes or penalties (with respect to any employee benefit plan or otherwise), and amounts paid or to be paid in settlement) incurred or suffered by such director or officer in connection with such proceeding; provided, however, that, except as provided in Paragraph (e) of this Article TWELFTH, this corporation shall not be obligated to indemnify any person under this Article TWELFTH in connection with a proceeding (or part thereof) if such proceeding (or part thereof) was not authorized by the Board of Directors of this corporation and was initiated by such person against (i) this corporation or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of this corporation or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with, this corporation or has or had business relations with this corporation or any of its subsidiaries.

(b)           The right to indemnification conferred in this Article TWELFTH shall be a contract right, shall continue as to a person who has ceased to be a director or officer of this corporation or of any of its wholly-owned subsidiaries and shall inure to the benefit of his or her heirs, executors and administrators, and shall include the right to be paid by this corporation the expenses incurred in connection with the defense or investigation of any such proceeding in advance of its final disposition; provided, however, that if and to the extent that Delaware law so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to this corporation of an undertaking, by or on behalf of such director or officer or former director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer or former director or officer is not entitled to be indemnified by this corporation.

(c)           The corporation’s obligation to indemnify and to pay expenses in advance of the final disposition of a proceeding under this Article TWELFTH shall arise, and all rights and protections granted to directors and officers under this Article TWELFTH shall vest, at the time of the occurrence of the transaction or event to which any proceeding relates, or at the time that the action or conduct to which any proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when any proceeding is first threatened, commenced or completed.

(d)           Notwithstanding any other provision of this Restated Certificate of Incorporation or the By-Laws of this corporation, no action by this corporation, either by amendment to or repeal of this Article TWELFTH or the By-Laws of this corporation or otherwise shall diminish or adversely affect any right or protection granted under this Article TWELFTH to any director or officer or former director or officer of this corporation or of any of its wholly-owned subsidiaries which shall have become vested as aforesaid prior to the date that any such amendment, repeal or other corporate action is taken.

(e)           If a claim for indemnification and/or for payment of expenses in advance of the final disposition of a proceeding arising under this Article TWELFTH is not paid in full by this corporation within thirty days after a written claim has been received by this corporation, the claimant may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(f)           The right to indemnification and the payment of expenses incurred in connection with the defense or investigation of a proceeding in advance of its final disposition conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.  This corporation may also indemnify all other persons to the fullest extent permitted by Delaware law.

(g)           The provisions of this Article TWELFTH shall apply to any proceeding commenced on or after August 1, 1988.  The provisions of Article TWELFTH of this corporation’s Restated Certificate of Incorporation, as in effect on July 31, 1988, shall govern indemnification in respect of any proceeding commenced prior to August 1, 1988.

THIRTEENTH:

A.           Unless the conditions set forth in Subparagraphs (1) or (2) of this Paragraph A are satisfied, the affirmative vote or consent of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article THIRTEENTH as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other entity is the beneficial owner (as hereinafter defined), directly or indirectly, of shares of stock of the corporation entitling such other entity to exercise more than twenty-five percent (25%) of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article THIRTEENTH as one class.  Such two-thirds voting requirement shall not be applicable if:

(1)           The business combination was approved by the Board of Directors of the corporation; provided that a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as hereinafter defined); or

(2)           All of the following conditions are satisfied:

(a)           The cash, or fair market value of the property, securities or other consideration, to be received per share by holders of Common Stock of the corporation in such business combination bears the same or a greater percentage relationship to the market price of the corporation’s Common Stock immediately prior to the announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) which such other entity has theretofore paid for any of the shares of the corporation’s Common Stock already owned by it bears to the market price of the Common Stock of the corporation immediately prior to the commencement of acquisition of the corporation’s Common Stock by such other entity;

(b)           The cash, or fair market value of the property, securities or other consideration, to be received per share by holders of Common Stock of the corporation in such business combination (i) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the corporation’s Common Stock, and (ii) is not less than the total earnings per share of Common Stock of the corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community;

(c)           After such other entity has acquired more than a twenty-five percent (25%) interest and prior to the consummation of such business combinations (i) such other entity shall have taken steps to insure that the corporation’s Board of Directors included at all times representation by continuing directors proportionate to the shares of Common Stock of the corporation held by public stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional Board position); (ii) there shall have been no reduction in the rate of dividends payable on the corporation’s Common Stock except as necessary to insure that a quarterly dividend payment does not exceed 15% of the net income of the corporation for the four full consecutive fiscal quarters immediately preceding the declaration date of such dividend, or except as may have been approved by a unanimous vote of the directors; (iii) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to obtaining more than a twenty-five percent (25%) interest or as a result of a pro rata stock dividend or stock split); and (iv) such other entity shall not have acquired any additional shares of the corporation’s outstanding Common Stock or securities convertible into Common Stock except as a part of the transaction which results in such other entity acquiring its more than twenty-five percent (25%) interest;

(d)           Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or (ii) made any major change in the corporation’s business or equity capital structure without the unanimous approval of the directors, in either case prior to the consummation of such business combination; and

(e)           A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion).

The provisions of this Article THIRTEENTH shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of shares of stock of the corporation entitling such other entity to exercise more than twenty-five percent (25%) of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article THIRTEENTH as one class, notwithstanding the fact that such other entity has reduced its stockholdings to twenty-five percent (25%) or less if, as of the record date for the determination of stockholders entitled to notice of and to vote on or consent to the business combination, such other entity is an “affiliate” of the corporation (as hereinafter defined).

B.           As used in this Article THIRTEENTH, (1) the term “other entity” shall include any individual, corporation, partnership, person or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the corporation’s stock within the meaning of the Securities Act of 1933; (2) beneficial ownership shall be determined pursuant to Rule 13d-3 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934 and shall include any shares of stock of the corporation which the other entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (3) that term “business combination” shall include (a) any merger or consolidation of the corporation with or into any other entity, (b) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the corporation or of a subsidiary to any other entity, (c) any merger or consolidation of any other entity with or into this corporation or a subsidiary of this corporation, (d) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of any other entity to this corporation or a subsidiary of this corporation, (e) the issuance of any securities of this corporation or a subsidiary of this corporation to any other entity, (f) any agreement, contract or other arrangement with any other entity providing for any of the transactions described in this Subparagraph (3); (4) the term “substantial part” shall mean more than 10% of the total consolidated assets of the corporation in question, at the end of its most recent fiscal year ending prior to the time the determination is made; (5) the term “continuing director” shall mean a member of the Board of Directors of the corporation who was elected by the public stockholders prior to the time that such other entity acquired shares of stock of the corporation entitling such other entity to exercise in excess of ten percent (10%) of the total voting power of all classes of stock of the corporation entitled to vote in the election of directors, or a person recommended to succeed a continuing director by a majority of continuing directors; and (6) for the purposes of Subparagraphs 2(a) and (b) of Paragraph A of this Article THIRTEENTH the term “other consideration to be received” shall include, without limitation, Common Stock of the corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the corporation is the surviving corporation.

C.           A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article THIRTEENTH, on the basis of information known to them, whether (1) such other entity beneficially owns shares of stock of the corporation entitling such other entity to exercise more than twenty-five percent (25%) or ten percent (10%), respectively, of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, (2) an other entity is an “affiliate” or “associate” of another, (3) an other entity has an agreement, arrangement or understanding with another or (4) the fair market value of property, securities or other consideration (other than cash) to be received by holders of Common Stock of the corporation.

D.           No amendment to the Certificate of Incorporation of the corporation shall amend, alter, change or repeal any of the provisions of this Article THIRTEENTH, the introductory clause of Article EIGHTH or of Article ELEVENTH unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article THIRTEENTH as one class; provided that this Paragraph D shall not apply to, and such two-thirds vote or consent shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by two-thirds of the whole Board of Directors of the corporation; provided that a majority of the members of the Board of Directors acting upon such matter shall be continuing directors.

E.           Nothing contained in this Article THIRTEENTH shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

FOURTEENTH:

A.           The property, business and affairs of the corporation shall be managed and controlled by the Board of Directors.  The number of directors of the corporation (exclusive of directors to be elected by the holders of any one or more classes or series of Preferred Stock of the corporation or any other class or series of stock of the corporation, which may at some time be outstanding, voting separately as a class or classes, and exclusive of directors to be elected by the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, pursuant to the provisions of Paragraph B of this Article FOURTEENTH) shall not be less than three nor more than fourteen, shall be initially fixed at seven and may thereafter be changed from time to time by action of not less than a majority of the members of the Board then in office.

B.           So long as any shares of the Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share (the “Class A Preferred Stock”), of the corporation are outstanding, the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect at each annual meeting of stockholders the greater of (i) two directors, or (ii) that number of directors which constitutes twenty-five percent (25%) of the total number of directors to be in office as members of the Board of Directors of the corporation immediately subsequent to such annual meeting (including the directors to be elected by the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, pursuant to the provisions of this Paragraph B of Article FOURTEENTH) and, if such twenty-five  percent (25%) is not a whole number, then the holders of Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least equal to twenty-five percent (25%) of the total number of directors to be in office as members of the Board of Directors of the corporation immediately subsequent to such annual meeting (including the directors to be elected by the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, pursuant to the provisions of this Paragraph B of Article FOURTEENTH).  The members of the Board of Directors of the corporation who have been or may be (i) elected by the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, pursuant to the provisions of this Paragraph B of Article FOURTEENTH, and (ii) chosen to fill any vacancies or newly created directorships resulting from an increase in the authorized number of directors, pursuant to the provisions of the first sentence of Paragraph E of this Article FOURTEENTH, are hereinafter referred to as “Common Directors”.

C.           The Board of Directors (exclusive of directors to be elected by the holders of any one or more classes or series of Preferred Stock of the corporation or any other class or series of stock of the corporation, which may at some time be outstanding, voting separately as a class or classes, and exclusive of Common Directors) shall be divided into three classes, with the term of office of one class expiring each year.  At the annual meeting of stockholders in 1980 three directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, two directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and two directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting.  Subject to the provisions of Paragraph E of this Article FOURTEENTH, at each annual meeting of stockholders the respective successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.  The members of the Board of Directors of the corporation who have been or may be (i) elected by the holders of Common Stock, Class A Preferred Stock, any other classes or series of Preferred Stock who are entitled to vote in such manner and any other class or series of stock who are entitled to vote in such manner, voting together as a single class, and (ii) chosen to fill vacancies or newly created directorships resulting from an increase in the authorized number of directors, pursuant to the provisions of the second sentence of Paragraph E of this Article FOURTEENTH, are hereinafter referred to as “General Directors”.

D.           So long as any shares of the Class A Preferred Stock of the corporation are outstanding, if and whenever the Board of Directors shall increase the authorized number of directors to be in office as members of the Board of Directors of the corporation, then and in such event, the Board of Directors shall allocate the number of newly created directorships resulting from such increase, as between Common Directors and General Directors, in such proportion that the number of Common Directors immediately subsequent to such increase in the authorized number of directors shall constitute twenty-five percent (25%) of the total number of directors authorized to be in office as members of the Board of Directors of the corporation immediately subsequent to such increase in the authorized number of directors (including Common Directors) and, if such twenty-five percent (25%) is not a whole number, then the number of Common Directors immediately subsequent to such increase in the authorized number of directors shall be the nearest higher whole number of directors that is at least equal to twenty-five percent (25%) of the total number of directors authorized to be in office as members of the Board of Directors of the corporation immediately subsequent to such increase in the authorized number of directors (including Common Directors).

E.           Any vacancy, for any reason, in the office of a Common Director and any newly created directorships resulting from an increase in the number of Common Directors pursuant to the provisions of Paragraph D of this Article FOURTEENTH shall be filled by the members of the Board of Directors who are Common Directors, acting by not less than a majority of such Common Directors then in office, or by a sole remaining Common Director. Any Common Directors so chosen to fill any such vacancies or newly created directorships shall hold office until the next succeeding annual meeting of stockholders of the corporation and, provided that shares of the Class A Preferred Stock are then outstanding, until their respective successors shall be duly elected and qualified.  Any vacancy, for any reason, in the office of a General Director and any newly created directorships resulting from an increase in the number of General Directors pursuant to the provisions of Paragraph D of this Article FOURTEENTH shall be filled by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any General Directors so chosen to fill any such vacancies or newly created directorships shall hold office until the next election of the class for which such General Directors shall have been chosen and until their respective successors shall be duly elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.

F.           Notwithstanding any other provisions of this Article FOURTEENTH, and except as otherwise required by law, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately as a class or classes, to elect one or more directors of the corporation, or whenever the holders of Common Stock shall have the right, voting as a class separately from the holders of any other class or series of stock, to elect two or more directors of the corporation pursuant to the provisions of Paragraph B of this Article FOURTEENTH, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

G.           Notwithstanding any other provisions of this Certificate of Incorporation or By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation), (A) any General Director or all General Directors of the corporation may be removed only with cause and only by the affirmative vote of the holders of shares of stock of the corporation entitled to cast a majority of the votes entitled to be cast by the holders of all classes of stock of the corporation entitled to vote generally in elections of directors, considered for the purposes of this Paragraph G of Article FOURTEENTH as one class, and (B) any Common Director or all Common Directors may be removed (i) with cause only by the affirmative vote of the holders of shares of stock of the corporation entitled to cast a majority of the votes entitled to be cast by the holders of all classes of stock of the corporation entitled to vote generally in elections of directors, considered for the purposes of this Paragraph G of Article FOURTEENTH as one class, and (ii) without cause only by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the corporation, voting as a class separately from the holders of any other class or series of stock; provided, however, that if there is any “other entity” which is the “beneficial owner” (as such terms are defined in Article THIRTEENTH of this Certificate of Incorporation), directly or indirectly, of shares of stock of the corporation entitling such other entity to exercise more than twenty-five percent (25%) of the total voting power of all classes of stock of the corporation entitled to vote generally in elections of directors, considered for the purposes of this Paragraph G of Article FOURTEENTH as one class, any such majority vote referred to in clauses (A) or (B) above must include the affirmative vote of a majority of the outstanding shares of Common Stock not beneficially owned by such other entity.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately as a class or classes, to elect one or more directors of the corporation, the provisions of this Paragraph G of Article FOURTEENTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

FIFTEENTH:  Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors.  Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than 60 days prior to the first anniversary of the date of the last meeting of stockholders of the corporation called for the election of directors.

Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, and (iv) such other information as would be required by the Federal Securities Laws and the Rules and Regulations promulgated thereunder in respect of an individual nominated as a director of the corporation and for whom proxies are solicited by the Board of Directors of the corporation.

The Chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

SIXTEENTH:  Special meetings of the stockholders may be called only by the Board of Directors and the power of stockholders to call a special meeting for any and all purposes whatsoever is specifically denied.

SEVENTEENTH:  Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation), the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Articles TENTH, FOURTEENTH, FIFTEENTH, SIXTEENTH and this Article SEVENTEENTH of this Certificate of Incorporation, subject to the provisions of any series of Preferred Stock which may at the time be outstanding; provided, however, that if there is any “other entity” which is the “beneficial owner” (as such terms are defined in Article THIRTEENTH of this Certificate of Incorporation), directly or indirectly, of shares of stock of the corporation entitling such other entity to exercise more than twenty-five percent (25%) of the total voting power of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article SEVENTEENTH as one class, such 75% vote must include the affirmative vote of a majority of the outstanding shares of Common Stock not beneficially owned by such other entity; provided further that the provisions of this Article SEVENTEENTH shall not apply to, and only such vote as shall be required by statute shall be required for, any amendment, alteration, change or repeal recommended to the stockholders by two-thirds of the whole Board of Directors of the corporation, provided that and so long as a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as defined in Article THIRTEENTH of this Certificate of Incorporation).

EIGHTEENTH:  A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTEENTH to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Article EIGHTEENTH shall adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal.

4.           This Restated Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

5.           This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as heretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, on behalf of the corporation for the purpose of restating the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do hereby declare and certify that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Restated Certificate of Incorporation this 25th day of August, 2009.

MAXXAM INC.

	By:	/s/ M. Emily Madison
M. Emily Madison
Vice President, Finance

Attest:

/s/ Bernard L. Birkel
Bernard L. Birkel, Secretary

MI Restated Certif of Incorp (8-26-09) final.BLB.DOC